Exhibit 23















Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

RE:  Hannaford Bros. Co.
     Registrations on Form S-8

We are aware that our report dated July 17, 1996 on our review of interim financial information of Hannaford Bros. Co. and Subsidiaries as of June 29, 1996 and for the three month and six month periods ended June 29, 1996 and July 1, 1995, and included in this Form 10-Q is incorporated by reference in the Company's registration statements on Form S-8 (Numbers 2-77902, 2-77903, 2-98387, 33-1281, 33-22666, 33-31624, 33-45273, 33-60119, 33-60655 and
33-60691). Pursuant to rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



s/Coopers & Lybrand L.L.P.

Portland, Maine
August 2, 1996